As filed with the Securities and Exchange Commission on October 10, 2019

Registration No. 333-221672

Registration No. 333-195795

Registration No. 333-117494

Registration No. 333-88554

Registration No. 333-51702

Registration No. 333-94525

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-221672

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-195795

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-117494

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-88554

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-51702

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-94525

Under

The Securities Act of 1933

CONNECTICUT WATER SERVICE, INC.

(Exact name of registrant as specified in its charter)

Connecticut	06-0739839
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

93 West Main Street

Clinton, CT 06413

(Address of principal executive offices) (Zip Code)

2017 Connecticut Water Company Deferred Compensation Plan

Connecticut Water Service, Inc. 2014 Performance Stock Program

Connecticut Water Service, Inc. 2004 Performance Stock Program

Connecticut Water Service, Inc. Performance Stock Program

Savings Plan of the Connecticut Water Company

Connecticut Water Service, Inc. Performance Stock Program

(Full title of the Plan(s))

David C. Benoit

President

Connecticut Water Service, Inc.

93 West Main Street

Clinton, CT 06413

(Name and address of agent for service)

(860) 664-6030

(Telephone Number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF COMMON STOCK

These Post-Effective Amendments No. 1 (the “Post-Effective Amendments”) relate to the following Registration Statements on Form S-8 (each, a “Registration Statement” and collectively, the “Registration Statements”), filed by Connecticut Water Service, Inc., a Connecticut corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”):

•

Registration Statement No. 333-221672, filed with the Commission on November 20, 2017, relating to the registration of $7,200,000 of deferred compensation obligations payable by the Company under the 2017 Connecticut Water Company Deferred Compensation Plan.

•

Registration Statement No. 333-195795, filed with the Commission on May 8, 2014, relating to the registration of 450,000 shares of common stock, without par value, of the Company under the Connecticut Water Service, Inc. 2014 Performance Stock Program.

•

Registration Statement No. 333-117494, filed with the Commission on July 20, 2004, relating to the registration of 700,000 shares of common stock, without par value, of the Company under the Connecticut Water Service, Inc. 2004 Performance Stock Program.

•

Registration Statement No. 333-88554, filed with the Commission on May 17, 2002, relating to the registration of 250,000 shares of common stock, without par value, of the Company under the Connecticut Water Service, Inc. Performance Stock Program.

•

Registration Statement No. 333-51702, filed with the Commission on December 12, 2000, relating to the registration of 200,000 shares of common stock, without par value, of the Company under the Savings Plan of the Connecticut Water Company.

•

Registration Statement No. 333-94525, filed with the Commission on January 12, 2000, relating to the registration of 250,000 shares of common stock, without par value, of the Company under the Connecticut Water Service, Inc. Performance Stock Program.

On October 9, 2019, pursuant to the terms of the Second Amended and Restated Agreement and Plan of Merger, dated as of August 5, 2018, by and among the Company, SJW Group, a Delaware corporation (“SJW”), Hydro Sub, Inc., a Connecticut corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), Merger Sub merged with and into the Company, and the Company became a wholly-owned subsidiary of SJW (the “Merger”).

As a result of the Merger, the offerings pursuant to the Registration Statements (each, an “Offering” and collectively, the “Offerings”) have been terminated. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of each Registration Statement and removes from registration any and all securities of the Company registered for issuance but which remain unsold under each of the Registration Statements as of the date of these Post-Effective Amendments. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities which had been registered for issuance but remain unsold at the termination of the Offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clinton, in the State of Connecticut on this 10th day of October, 2019.

CONNECTICUT WATER SERVICE, INC.

By:	/s/ David C. Benoit
Name: David C. Benoit
Title: President

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign these Post-Effective Amendments to the specified registration statements on Form S-8.